[INTERNATIONAL PAPER LOGO]
                                                       INTERNATIONAL PAPER PLAZA
                                                       400 ATLANTIC STREET
                                                       STAMFORD, CT 06921
News Release

Media Contacts:     Stacy Wygant, 901-568-4084

Investor Contacts:  Darial Sneed, 203-541-8541
                    Brian Turcotte, 203-541-8632

         International Paper Reports Third-Quarter 2003 Earnings

         o EPS of $0.25 per share improves from $0.19 in second quarter as the company lowered costs and improved product mix
         o Significant increase in wood products pricing offset by pricing declines in paper and packaging -- the company's largest segments

Stamford, Conn. - Oct. 27, 2003 - International Paper (NYSE: IP) today reported third-quarter 2003 net earnings of $122 million ($0.25 per share), compared with net earnings of $145 million ($0.30 per share) in the third quarter of 2002 and net earnings of $88 million ($0.19 per share) in the second quarter of 2003. Amounts in all periods include the effects of special items.

Before special items, earnings for the third quarter of 2003 were $117 million ($0.24 per share), compared with $153 million ($0.32 per share) in the 2002 third quarter and $89 million ($0.19 per share) in the second quarter of 2003.

Net sales for the third quarter totaled $6.4 billion, the same as the third quarter of 2002 and up from $6.2 billion in the second quarter of 2003.

Third quarter 2003 earnings included a $15 million reduction in the provision for income taxes ($0.03 per share) reflecting a reduction in the full year estimated effective tax rate, excluding special items, to 25 percent from the 28 percent estimate in the 2003 second quarter. The reduction in the tax rate projection is due to a higher proportion of taxable income in lower tax rate jurisdictions.

"Despite continuing difficult market conditions and declining prices, our ongoing internal efforts resulted in improved earnings versus the second quarter," said John Dillon, International Paper chairman and chief executive officer. "While volumes were seasonally higher, underlying demand is still weak and energy and wood costs remain high. We continue to largely offset these external factors by focusing on our internal improvement programs, which are gaining significant momentum. Our operational performance has improved throughout the year, and we are lowering our overhead costs, which will position us well when the economy improves."

Commenting on the company outlook, Dillon said, "Looking at the fourth quarter, the external environment continues to look tough with seasonally lower demand and continued higher energy and wood prices, which is why we remain intensely focused on the internal factors we can control. More importantly, as we look into 2004, there are signs of a general improvement in the economy, which will benefit our business over the long term."


Effects of Special Items

Special items in the 2003 third quarter included a pre-tax charge of $93 million ($59 million after taxes), including $33 million for facility closure costs, $38 million for severance costs associated with organizational restructuring programs, $8 million for early debt retirement costs, and $14 million for additional legal reserves; a pre-tax charge of $1 million ($1 million after taxes) to adjust costs of businesses previously sold; and a pre-tax credit of $8 million ($5 million after taxes) for the reversal of restructuring and realignment reserves no longer required. In addition, a decrease in the income tax provision of $60 million was recorded reflecting a favorable revision of estimated tax reserves upon filing of the 2002 Federal income tax return and increased research and development credits. The net after-tax effect of these special items was an increase of $0.01 per share.

Special items in the 2002 third quarter consisted of a pre-tax charge of $10 million ($4 million after taxes and minority interest) for business realignment severance costs, a pre-tax charge of $9 million ($5 million after taxes and minority interest) for asset impairment charges, and a net $3 million gain before taxes ($1 million after taxes) related to adjustments of gains (losses) of businesses previously sold. The net after-tax effect of these special items was a decrease of $0.02 per share.

Special items in the second quarter of 2003 included charges of $81 million before taxes ($50 million after taxes), consisting of $43 million for facility shut-down costs, and $38 million for severance costs associated with organizational restructuring programs, early debt extinguishment costs, and legal reserves. Special items also included a $10 million pre-tax adjustment ($6 million after taxes) for previous divestitures and a $9 million pre-tax reserve reversal ($5 million after taxes and minority interest). In addition, a $50 million tax provision reduction was recorded in the quarter reflecting settlements of prior period tax issues. The net after-tax effect of these special items was $0.00 per share.

A reconciliation of earnings before special items to net earnings (loss), including information regarding the cumulative effect of accounting changes and special items and a statement relating to the use of these non-GAAP measures, is presented in a table in this press release.


Segment Information

While operating profits of $489 million for the third quarter of 2003 were above second quarter totals of $448 million, operating profits were down compared with $523 million the third quarter of 2002 largely due to higher energy and wood costs and lower volumes and average pricing in paper and packaging, partially offset by improved operational performance, overhead cost savings and better lumber and plywood pricing.

Third-quarter 2003 segment operating profits and business trends compared with the second quarter were as follows:

Third-quarter operating profits for Printing Papers were $120 million compared with second-quarter operating profits of $143 million as a result of lower average prices, which were partially offset by seasonally higher volumes and favorable mill operations. In addition, the mills took more downtime in the quarter in order to balance production with customer demand.

Industrial and Consumer Packaging operating profits were $107 million in the third quarter, compared with $121 million in the second quarter due to lower average pricing in Industrial Packaging, despite higher box volumes and improved results in the Consumer Packaging businesses. Improved mill operations and lower overhead costs were offset by increased downtime taken to balance production with customer demand, particularly in Containerboard.

The company's distribution business, xpedx, reported operating profits of $24 million for the third quarter compared with operating profits in the second quarter of $22 million. The increase was largely due to seasonally higher sales in packaging and lower overhead costs.

Third-quarter Forest Products operating profits of $201 million were up from $143 million in the second quarter primarily due to much higher lumber and plywood prices and slightly higher harvest volumes. Earnings from timberland sales were relatively flat with the second quarter.

Operating profits at Carter Holt Harvey, International Paper's 50.5 percent owned subsidiary in New Zealand, were $19 million in the third quarter, up from $9 million in the second quarter, reflecting the resolution of the Kinleith Mill labor strike.

Corporate expenses, net, increased to $138 million in the third quarter primarily due to higher pension expense due to an annual review of demographic assumptions and benefit-related expenses. The increase in corporate expenses from $71 million in the third quarter of 2002 also reflected the higher pension and benefit-related expenses plus supply chain initiative costs and lower foreign exchange gains.

In connection with the adoption of Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity", in the third quarter of 2003, approximately $1.3 billion of mandatorily redeemable preferred securities, previously classified as a separate line item in the Company's consolidated balance sheet, were reclassified as Long-term debt. In addition, $22 million of related preferred dividends were included in interest expense in the Company's consolidated income statement for the 2003 third quarter. Preferred dividends for periods prior to the 2003 third quarter continue to be reported as Minority interest expense, as required under the standard.

The company will hold a webcast to discuss earnings and current market conditions at 10 a.m. (EST) today. All interested parties are invited to listen to the webcast live via the company's Internet site at http://www.internationalpaper.com by clicking on the Investor Information button. Persons who wish to listen to the live earnings webcast must pre-register at the site prior to the webcast. A replay of the webcast will also be available on the Web site beginning at 1 p.m. (EST) this afternoon.

International Paper (http://www.internationalpaper.com) is the world's largest paper and forest products company. Businesses include paper, packaging, and forest products. As one of the largest private forest landowners in the world, the company manages its forests under the principles of the Sustainable Forestry Initiative 'r' (SFI) program, a system that ensures the continual planting, growing and harvesting of trees while protecting wildlife, plants, soil, air and water quality. Headquartered in the United States, International Paper has operations in over 40 countries and sells its products in more than 120 nations.

                                      # # #

Statements in this press release that are not historical are forward-looking. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including but not limited to, the strength of demand for the company's products and changes in overall demand, the effects of competition from foreign and domestic producers, the level of housing starts, changes in the cost or availability of raw materials, unanticipated expenditures related to the cost of compliance with environmental and other governmental regulations, the ability of the company to continue to realize anticipated cost savings, performance of the company's manufacturing operations, results of legal proceedings, changes related to international economic conditions, changes in currency exchange rates, particularly the relative value of the U.S. dollar to the Euro, economic conditions in developing countries, specifically Brazil and Russia, the current military action in Iraq and the war on terrorism. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. These and other factors that could cause or contribute to actual results differing materially from such forward looking statements are discussed in greater detail in the company's Securities and Exchange Commission filings.

                               International Paper
                        Summary of Consolidated Earnings
                            Preliminary and Unaudited
            (In millions except for net sales and per share amounts)


                                                     Three Months Ended                     Nine Months Ended
                                                        September 30,                         September 30,
                                                 ---------------------------        ------------------------------
                                                    2003             2002              2003                2002
                                                 ----------        ---------        -----------        -----------
 Net Sales (In billions)                              $6.4             $6.4              $18.7               $18.7
                                                 ----------        ---------        -----------        -----------
 Earnings Before Interest, Income Taxes,
   Minority Interest, and Cumulative Effect
   of Accounting Changes                               286 (a)          454 (g)            886 (d)           1,233  (h)

    Interest expense, net                              203 (b)          186                581 (b)             590
                                                 ----------        ---------        -----------        -----------
 Earnings Before Income Taxes, Minority
   Interest, and Cumulative Effect of
   Accounting Changes                                   83 (a)          268 (g)            305 (d)             643  (h)

    Income tax provision (benefit)                     (59)(a,c)         85 (g)            (58)(d,e)           118  (h)
    Minority interest expense, net of taxes             20 (b)           38 (g)             99 (b,d)           100  (h)
                                                 ----------        ---------        -----------        -----------

 Earnings Before Cumulative Effect of
 Accounting Changes                                    122 (a,c)        145 (g)            264 (d,e)           425  (h)

      Cumulative Effect of Accounting Changes:
         Asset Retirement Obligations, net
           of taxes                                     --               --                (10) (f)             --
         Transitional goodwill impairment
            charge, net of minority interest            --               --                 --              (1,175)(i)
                                                 ----------        ---------        -----------        -----------


 Net Earnings (Loss)                                  $122 (a,c)       $145 (g)           $254 (d,e,f)       $(750)  (h,i)
                                                 ==========        =========        ===========        ===========

 Earnings Per Common Share Before
   Cumulative Effect of Accounting Changes           $0.25 (a,c)      $0.30 (g)          $0.55 (d,e)         $0.88  (h)

 Earnings (Loss) Per Common Share -
    Cumulative Effect of Accounting Changes:
      Asset Retirement Obligations - SFAS 143           --               --              (0.02) (f)             --
      Goodwill Impairment - SFAS 142                    --               --                --               $(2.44)  (i)
                                                 ----------        ---------        ----------        -----------

 Earnings (Loss) Per Common Share                    $0.25 (a,c)      $0.30 (g)          $0.53 (d,e,f)      $(1.56)  (h,i)
                                                 ==========        =========        ==========         ===========

 Earnings (Loss) Per Common Share -
   Assuming Dilution                                 $0.25 (a,c)      $0.30 (g)          $0.53 (d,e,f)      $(1.56)   (h,i)
                                                 ==========        =========        ===========        ===========


 Average Shares of Common Stock Outstanding          479.8            481.1              479.3               482.0
                                                 ==========        =========        ===========        ===========


     (a) Includes a pre-tax charge of $93 million ($59 million after taxes) for facility shutdown costs, severance costs associated with organizational restructuring, early debt extinguishment costs, and legal reserves, a pre-tax charge of $1 million ($1 million after taxes) to adjust accrued costs of businesses sold, and a pre-tax credit of $8 million ($5 million after taxes) for the net reversal of restructuring and realignment reserves no longer required.

     (b) Includes the effect of $22 million of interest on mandatorily redeemable preferred securities reclassified from minority interest expense as required under SFAS No. 150.

     (c) Includes a decrease of $60 million in the income tax provision reflecting a favorable revision of estimated tax reserves upon filing of the 2002 Federal income tax return, and a $15 million adjustment to reduce the estimated full year effective tax rate, excluding special and unusual items, to 25% from the second quarter estimate of 28%.

     (d) Includes a $197 million charge before taxes and minority interest ($123 million after taxes and minority interest) for facility shutdown costs, severance costs associated with organizational restructuring, early debt extinguishment costs, and legal reserves, a pre-tax charge of $11 million ($7 million after taxes) to adjust accrued costs of businesses sold, and a credit of $17 million before taxes and minority interest ($10 million after taxes and minority interest) for the net reversal of restructuring and realignment reserves no longer required.

     (e) Includes decreases of $110 million in the income tax provision reflecting a revision of estimated tax reserves upon filing of the 2002 Federal income tax return and settlements of prior period tax issues.

     (f) Includes a pre-tax charge of $15 million ($10 million after taxes) for the adoption of SFAS No. 143, "Asset Retirement Obligations."

     (g) Includes a $19 million charge before taxes and minority interest ($9 million after taxes and minority interest) for facility closures, administrative realignment and related severance costs, and a pre-tax credit of $3 million ($1 million after taxes) to adjust accrued costs of businesses sold.

     (h) Includes a $98 million charge before taxes and minority interest ($59 million after taxes and minority interest) for facility closures, administrative realignment and related severance costs, a credit of $31 million before taxes and minority interest ($97 million after taxes and minority interest) to adjust accrued costs of businesses sold, and a pre-tax credit of $10 million ($7 million after taxes) for the net reversal of restructuring and realignment reserves no longer required.

     (i) Includes a $1,236 million charge before minority interest ($1,175 million after minority interest) for the transitional goodwill impairment charge from the adoption of SFAS No. 142, "Goodwill and Other Intangible Assets."

                               International Paper
                        Reconciliation of Earnings Before
                      Special Items to Net Earnings (Loss)
                            Preliminary and Unaudited
                   (In millions except for per share amounts)

                                                          Three Months Ended                     Nine Months Ended
                                                             September 30,                         September 30,
                                                     ------------------------------         ----------------------------
                                                        2003              2002                 2003             2002
                                                     ------------      ------------         -----------      -----------
Earnings Before Special Items (1)                    $        117      $        153         $       274      $        380

Restructuring and other charges                               (59)               (9)               (123)              (59)
Reversal of reserves no longer required                         5                --                  10                 7
Net gains (losses) on sales and impairments
  of businesses held for sale                                  (1)                1                  (7)               97
Income tax adjustments                                         60                --                 110                --
Cumulative effect of change in accounting
  for asset retirement obligations                             --                --                 (10)               --
Cumulative effect of change in accounting
  for transitional goodwill
  impairment charge                                            --                --                  --            (1,175)
                                                     ------------      ------------         -----------      ------------
Net Earnings (Loss) as Reported                      $        122      $        145         $       254      $       (750)
                                                     ============      ============         ===========      ============


                                                          Three Months Ended                     Nine Months Ended
                                                             September 30,                         September 30,
                                                     ------------------------------         ----------------------------
                                                         2003              2002                 2003             2002
                                                     ------------      ------------         -----------      -----------
Earnings Per Common Share
   Before Special Items (1)                          $       0.24      $       0.32         $      0.57      $      0.79

Restructuring and other charges                             (0.13)            (0.02)              (0.26)           (0.12)
Reversal of reserves no longer required                      0.01                --                0.02             0.01
Net gains (losses) on sales and impairments
  of businesses held for sale                                  --                --               (0.01)            0.20
Income tax adjustments                                       0.13                --                0.23               --
Cumulative effect of change in accounting
  for asset retirement obligations                             --                --               (0.02)              --
Cumulative effect of change in accounting
  for transitional goodwill
  impairment charge                                            --                --                  --            (2.44)
                                                     ------------      ------------         -----------      -----------
Earnings (Loss) Per Common Share as Reported         $       0.25      $       0.30         $      0.53      $     (1.56)
                                                     ============      ============         ===========      ===========


(1) The company calculates Earnings Before Special Items by excluding the after-tax effect of the adoption of new accounting standards and items considered by management to be unusual from the net earnings (loss) reported under generally accepted accounting principles ("GAAP"). Management uses this measure to focus on on-going operations, and believes that it is useful to investors because it enables them to perform meaningful comparisons of past and present operating results. International Paper believes that using this information along with net earnings (loss) provides for a more complete analysis of the results of operations by quarter. Net earnings (loss) is the most directly comparable GAAP measure.

                               International Paper
                     Sales and Earnings by Industry Segment
                            Preliminary and Unaudited
                                  (In millions)


Sales by Industry Segment

                                                                Three Months Ended             Nine Months Ended
                                                                   September 30,                 September 30,
                                                             --------------------------    ---------------------------
                                                                2003           2002           2003            2002
                                                             -----------    -----------    -----------     -----------
Printing Papers                                              $     1,915    $     1,965    $     5,670     $     5,600
Industrial and Consumer Packaging                                  1,535          1,565          4,600           4,555
Distribution                                                       1,565          1,605          4,665           4,715
Forest Products                                                      800            745          2,215           2,325
Carter Holt Harvey                                                   590            500          1,615           1,390
Specialty Businesses and Other (1)                                   315            340          1,005           1,205
Less:  Intersegment Sales                                           (347)          (377)        (1,058)         (1,104)
                                                             -----------    -----------    -----------     -----------

                                                             $     6,373    $     6,343    $    18,712     $    18,686
                                                             ===========    ===========    ===========     ===========


Earnings by Industry Segment

                                                                Three Months Ended             Nine Months Ended
                                                                   September 30,                 September 30,
                                                             --------------------------    ---------------------------
                                                                2003           2002           2003            2002
                                                             -----------    -----------    -----------     -----------
Printing Papers                                              $       120    $       180    $       385     $       362
Industrial and Consumer Packaging                                    107            128            317             401
Distribution                                                          24             23             61              64
Forest Products                                                      201            164            505             544
Carter Holt Harvey                                                    19             16             44              40
Specialty Businesses and Other (1)                                    18             12             35              38
                                                             -----------    -----------    -----------     -----------
                                                                     489            523          1,347           1,449
Operating Profit

Interest expense, net                                               (203)          (186)          (581)           (590)
Minority interest (2)                                                 21             18             52              43
Corporate items, net                                                (138)           (71)          (322)           (202)
Restructuring and other charges                                      (93)           (19)          (197)            (98)
Net (gains) losses on sales and impairments of
   businesses held for sale                                           (1)             3            (11)             31
Reversal of reserves no longer required                                8             --             17              10
                                                             -----------    -----------    -----------     -----------

Earnings before income taxes, minority interest and
   cumulative effect of accounting changes                   $        83    $       268    $       305     $       643
                                                             ===========    ===========    ===========     ===========

(1) Includes Arizona Chemical, Industrial Papers, and Chemical Cellulose Pulp, as well as other smaller businesses identified in our divestiture program.

(2) Operating profits for industry segments include each segment's percentage share of the profits of subsidiaries included in that segment that are less than wholly owned. The pre-tax minority interest for these subsidiaries is added here to present consolidated earnings before income taxes, minority interest, and cumulative effect of accounting changes.

                               International Paper
                           Supplemental Financial Data
                            Preliminary and Unaudited


Financial Data (In millions)

                                                              Three Months Ended             Nine Months Ended
                                                                September 30,                  September 30,
                                                          ---------------------------    --------------------------
                                                              2003            2002           2003           2002
                                                          ------------    -----------    -----------     ----------
Depreciation, amortization and cost of
     timber harvested                                     $        416    $       407    $     1,226     $    1,194
                                                          ============    ===========    ===========     ==========

Investment in capital projects (1)                        $        276    $       231    $       703     $      617
                                                          ============    ===========    ===========     ==========

(1) Includes $4 million of spending for businesses held for sale for the nine months ended September 30, 2002.



Sales Volumes by Product (1) (2)

                                                            Three Months Ended            Nine Months Ended
                                                              September 30,                 September 30,
                                                        ---------------------------    -------------------------
                                                           2003            2002           2003           2002
                                                        -----------     -----------    -----------     ---------
Printing Papers (In thousands of short tons)
     Uncoated Papers and Bristols                            1,605           1,664          4,774         4,899
     Coated Papers                                             575             615          1,581         1,657
     Market Pulp                                               630             654          1,810         1,853

Packaging (In thousands of short tons)
     Containerboard                                            560             611          1,696         1,695
     Bleached Packaging Board                                  361             343          1,062           994
     Kraft                                                     148             159            455           472
     Industrial and Consumer Packaging                       1,137           1,122          3,386         3,403

Forest Products (In millions)
     Panels (sq. ft. 3/8" - basis)                             600             585          1,699         1,905
     Lumber (board feet)                                     1,047           1,099          3,066         3,222
     MDF and Particleboard (sq. ft. 3/4" - basis)              155             130            441           500

(1) Includes third party and inter-segment sales, and 100 percent of volumes sold by Carter Holt Harvey.
(2) Sales volumes for divested businesses are included through the date of sale.

                           INTERNATIONAL PAPER COMPANY
                           Consolidated Balance Sheet
                            Preliminary and Unaudited
                                  (In Millions)


                                                                          September 30,          December 31,
                                                                               2003                   2002
                                                                        -------------------    ------------------
Assets
Current Assets
   Cash and temporary investments                                             $ 1,564               $ 1,074
   Accounts and notes receivable, net                                           2,948                 2,780
   Inventories                                                                  2,942                 2,879
   Assets of businesses held for sale                                             148                   128
   Other current assets                                                           911                   877
                                                                        -------------------    ------------------
     Total Current Assets                                                       8,513                 7,738
                                                                        -------------------    ------------------

Plants, Properties and Equipment, net                                          14,029                14,167
Forestlands                                                                     3,932                 3,846
Investments                                                                       248                   227
Goodwill                                                                        5,332                 5,307
Deferred Charges and Other Assets                                               2,545                 2,507
                                                                        -------------------    ------------------
Total Assets                                                                  $34,599               $33,792
                                                                        ===================    ==================

Liabilities and Common Shareholders' Equity
Current Liabilities
   Notes payable and current maturities of long-term debt                     $   637               $    --
   Liabilities of businesses held for sale                                         41                    44
   Accounts payable and accrued liabilities                                     4,475                 4,535
                                                                        -------------------    ------------------
     Total Current Liabilities                                                  5,153                 4,579
                                                                        -------------------    ------------------

Long-Term Debt (a)                                                             14,469                13,042
Deferred Income Taxes                                                           1,663                 1,765
Other Liabilities                                                               3,783                 3,778
Minority Interest                                                               1,736                 1,449
Mandatorily Redeemable Preferred Securities (a)                                    --                 1,805

Common Shareholders' Equity
   Invested capital                                                             4,639                 4,114
   Retained earnings                                                            3,156                 3,260
                                                                        -------------------    ------------------
     Total Common Shareholders' Equity                                          7,795                 7,374
                                                                        -------------------    ------------------
Total Liabilities and Common Shareholders' Equity                             $34,599               $33,792
                                                                        ===================    ==================

(a) Reflects the reclassification of approximately $1.3 billion of mandatorily redeemable preferred securities to long-term debt as of September 30, 2003 as required under SFAS No. 150.